Exhibit 8.1
May 14, 2002

Avanex Corporation.
40919 Encyclopedia Circle
Fremont, California 94538

Re:	Merger among Avanex Corporation., a Delaware corporation (“Avanex”), Pearl Acquisition Corp., a Delaware corporation (“Merger Sub”), and Oplink Communications, Inc., a Delaware Corporation (“Oplink”)

Ladies and Gentlemen:

We have acted as counsel to Avanex in connection with the proposed merger (the “Merger”) of Avanex’s wholly-owned transitory merger subsidiary, Merger Sub, with and into Oplink pursuant to an Agreement and Plan of Reorganization dated as of March 18, 2002 (the “Agreement”). The Merger and certain proposed transactions incident thereto are described in the Registration Statement on Form S-4 (the “Registration Statement”) of Avanex, which includes the Proxy Statement/Prospectus of Avanex and Oplink (the “Proxy Statement/Prospectus”). This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended. Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Proxy Statement/Prospectus.

In connection with this opinion, we have examined and are familiar with the Agreement, the Registration Statement, and such other presently existing documents, records and matters of law as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed (i) that the Merger will be consummated in the manner contemplated by the Proxy Statement/Prospectus and in accordance with the provisions of the Agreement, (ii) the truth and accuracy of the representations and warranties made by Avanex, Oplink and Merger Sub in the Agreement, and (iii) the continuing truth and accuracy of the certificates of representations provided to us by Avanex, Oplink, and Merger Sub.

Because this opinion is being delivered prior to the Effective Time of the Merger, it must be considered prospective and dependent on future events. There can be no assurance that changes in the law will not take place which could affect the United States Federal income tax consequences of the Merger or that contrary positions may not be taken by the Internal Revenue Service.

Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that, if the Merger is consummated in accordance with the Agreement (and without any waiver, breach or amendment of any of the provisions thereof) and the Merger is effective under the laws of the state of Delaware, then for federal income tax purposes the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

In addition, based upon and subject to the foregoing, in our opinion, the discussion contained in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Merger,” subject to the limitations and qualifications described therein, sets forth the material United States Federal income tax considerations generally applicable to the Merger and, insofar as it relates to statements of law and legal conclusions, is correct and accurate in all material respects.

This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to our firm name wherever appearing in the Registration Statement with respect to the discussion of the material federal income tax considerations of the Merger, including the Proxy Statement/Prospectus constituting a part thereof, and any amendment thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Ve	ry truly yours,

WI	LSON SONSINI GOODRICH & ROSATI
Pro	fessional Corporation
/s/	Wilson Sonsini Goodrich & Rosati